EXHIBIT 99.1

PRESS RELEASE

        Contact:
        Trisha Tuntland
        Manager of Investor Relations
        Cabot Microelectronics Corporation
        (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS
SOLID RESULTS FOR FIRST QUARTER OF FISCAL 2013
                    Revenue of $106.5 Million
                    Gross Profit Margin of 47.0 Percent of Revenue,
                    at Mid-Point of Full Year Guidance
                    Earnings Per Share of 41 Cents, Includes Adverse
                    Impact of 7 Cents Due to Foreign Tax Adjustment

AURORA, IL, January 24, 2013 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world's leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing CMP pad supplier to the semiconductor industry, today reported financial results for its first quarter of fiscal 2013, which ended December 31, 2012.

Total revenue during the first fiscal quarter was $106.5 million, which reflects an increase of 4.3 percent compared to the same quarter last year and a decrease of 3.7 percent compared to the prior quarter.  The company achieved a gross profit margin of 47.0 percent of revenue in the first fiscal quarter and diluted earnings per share of $0.41, which includes an adverse impact of approximately $0.07 associated with a tax adjustment related to operations of the company's facility in Korea since its opening in 2011.  The company's balance sheet reflects a cash balance of $169.6 million and $168.4 million of debt outstanding as of December 31, 2012.

"I am encouraged with our first fiscal quarter financial results, which reflect performance solidly in line with our expectations that were shaped by persisting industry headwinds," said William Noglows, Chairman and CEO of Cabot Microelectronics.  "Though we experienced soft industry conditions, continued macroeconomic uncertainty and the usual seasonality during the quarter, we achieved revenue increases in both our core CMP slurry and pad businesses compared to last year.  Furthermore, our robust business model enables us to successfully run our business over a range of market conditions, and in the quarter we continued to prudently manage our operating costs and generate a strong gross margin despite the slight sequential decline in demand for our CMP consumables products."

Mr. Noglows continued, "In the face of continued macroeconomic uncertainty, the industry has shown positive trends including the continuing strong adoption of mobile devices.  In order to leverage this growth opportunity and other positive long-term industry trends, we continue to partner with semiconductor industry leaders to further develop innovative technology that is vital to success in our business. Our focus on building our infrastructure and presence in the Asia Pacific region has significantly advanced these efforts.  With continuing softness in the industry in the near term, we believe our ability to partner with our customers and leverage our global capabilities and CMP expertise positions us well for continued success as we further develop reliable, cost-effective solutions."

Key Financial Information

Total first fiscal quarter revenue of $106.5 million represents a 4.3 percent increase from the $102.1 million reported in the same quarter last year and a 3.7 percent decrease from $110.6 million last quarter.  The company believes that the decrease in revenue from the prior quarter primarily reflects continued soft demand within the global semiconductor industry that began to appear late in the fourth fiscal quarter of 2012.

Gross profit, expressed as a percentage of revenue, was 47.0 percent this quarter, which is at the midpoint of the company's guidance range of 46 to 48 percent of revenue for the full fiscal year.  This is lower than the 48.3 percent reported in the same quarter a year ago and lower than 48.6 percent last quarter.  Compared to the year ago quarter, gross profit percentage decreased primarily due to certain higher manufacturing costs and a lower valued product mix, partially offset by higher sales volume.  The decrease in gross profit percentage versus the previous quarter was primarily due to higher variable manufacturing costs and lower manufacturing yields, partially offset by lower fixed manufacturing costs and a higher valued product mix.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $33.4 million in the first fiscal quarter, representing a 1.8 percent decrease from $34.0 million in the same quarter a year ago.  The decrease was driven primarily by the absence of professional fees related to the company's leveraged recapitalization with a special cash dividend that it executed during fiscal 2012.  Operating expenses were $0.1 million higher than the $33.3 million reported in the previous quarter.

Net income for the quarter was $9.7 million, down from $10.4 million reported in the same quarter last year and down from $11.6 million in the prior quarter.  Compared to the same quarter last year, net income was lower primarily due to a $1.7 million adverse tax adjustment associated with operations of the company's facility in Korea since its opening in 2011, and higher interest expense, partially offset by higher revenue, foreign exchange gains and lower operating expenses.  Compared to the prior quarter, net income was down mainly due to lower revenue and a lower gross profit margin, partially offset by foreign exchange gains.

Diluted earnings per share were $0.41 this quarter, down from $0.45 reported in the first quarter of fiscal 2012 and down from $0.49 reported in the previous quarter.  Earnings per share for the quarter were adversely impacted by approximately $0.07 due to the referenced tax adjustment.

CONFERENCE CALL
Cabot Microelectronics Corporation's quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The conference call will be available via live webcast and replay from the company's website, www.cabotcmp.com, or by phone at (866) 700-0161.  Callers outside the U.S. can dial (617) 213-8832.  The conference code for the call is 79325109.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company's website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry.  The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company's mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today's challenges and help enable tomorrow's technology.  Since becoming an independent public company in 2000, the company has grown to approximately 1,050 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Manager of Investor Relations at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations.  These forward-looking statements include statements related to:  future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; international events, regulatory or legislative activity, or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; natural disasters; the acquisition of or investment in other entities; uses and investment of the company's cash balance; financing facilities and related debt, payment of principal and interest, and compliance with covenants and other terms; the company's capital structure; and the construction and operation of facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's annual report on Form 10-K for the fiscal year ended September 30, 2012, filed with the SEC.  Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended
	December 31,	September 30,	December 31,
	2012	2012	2011

Revenue	$106,533	$110,621	$102,122

Cost of goods sold	56,494	56,883	52,843

Gross profit	50,039	53,738	49,279

Operating expenses:

Research, development & technical	15,316	15,401	13,755

Selling & marketing	7,109	7,288	7,336

General & administrative	10,954	10,572	12,901

Total operating expenses	33,379	33,261	33,992

Operating income	16,660	20,477	15,287

Interest expense	953	961	39

Other income (expense), net	854	(681)	104

Income before income taxes	16,561	18,835	15,352

Provision for income taxes	6,858	7,196	4,937

Net income	$9,703	$11,639	$10,415

Basic earnings per share	$0.42	$0.51	$0.46

Weighted average basic shares outstanding	22,845	22,920	22,508

Diluted earnings per share	$0.41	$0.49	$0.45

Weighted average diluted shares outstanding	23,658	23,706	22,926

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	December 31,	September 30,
	2012	2012
ASSETS:

Current assets:
Cash and cash equivalents	$169,619	$178,459
Accounts receivable, net	63,247	53,506
Inventories, net	62,879	66,472
Other current assets	15,165	19,451
Total current assets	310,910	317,888

Property, plant and equipment, net	119,390	125,020
Other long-term assets	75,481	74,917
Total assets	$505,781	$517,825

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$15,020	$19,542
Current portion of long-term debt	8,750	10,937
Capital lease obligations	-	2
Accrued expenses, income taxes payable and other current liabilities	26,755	32,738
Total current liabilities	50,525	63,219

Long-term debt, net of current portion	159,687	161,875
Capital lease obligations, net of current portion	-	19
Other long-term liabilities	10,443	9,121
Total liabilities	220,655	234,234

Stockholders' equity	285,126	283,591
Total liabilities and stockholders' equity	$505,781	$517,825